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                                                                       EXHIBIT 8


                           [PIPER RUDNICK LETTERHEAD]


                                  June 19, 2003


Board of Trustees
Equity Residential
Two North Riverside Plaza
Suite 400
Chicago, IL  60606

         Re: Tax Opinion for Tax Discussion in Prospectus Supplement

Ladies and Gentlemen:

         We have acted as special tax counsel to Equity Residential, a Maryland real estate investment trust ("EQR" or the "Company"), in connection with certain aspects related to its registration statement on Form S-3 (the "Registration Statement") (No. 333-45533) previously filed with, and declared effective by, the Securities and Exchange Commission relating to the proposed public offering of its common shares of beneficial interest, $.0l par value per share, and one or more series of its (i) preferred shares of beneficial interest, $.0l par value per share, and (ii) depositary shares representing fractional interests in preferred shares, which includes the final Prospectus, dated March 25, 1998, as filed pursuant to Rule 424(b) under the Securities Act of 1933 as amended (the "Securities Act") (the "Prospectus"), as supplemented by
(ii) the Prospectus Supplement, dated May 20, 2003, relating to the Depositary Shares (as defined herein) as filed pursuant to Rule 424(b) under the Securities Act (the "Prospectus Supplement"). This opinion letter is rendered in connection with the issuance and sale of 6,000,000 depositary shares (the "Depositary Shares"), each representing a 1/10 fractional interest in a 6.48% Series N Convertible Cumulative Preferred Share of Beneficial Interest of EQR, par value $0.01 per share, liquidation preference $250.00 per share (the "Preferred Shares"), pursuant to the terms of the Terms Agreement, dated May 20, 2003 among EQR, ERP Operating Limited Partnership, an Illinois limited partnership (the "ERP Operating Limited Partnership"), and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets, Inc., Morgan Stanley & Co. Incorporated and Wachovia Securities, Inc. (collectively, the "Underwriters") (the "Terms Agreement") which incorporates by reference the Company's Standard Underwriting Provisions dated May 16, 1997 (together with the Terms Agreement, the "Underwriting Agreement"). This opinion letter is furnished to enable the Company to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. (S) 929.601(b)(8), in connection with the Registration Statement.




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                                                               Board of Trustees
                                                              Equity Residential
                                                                   June 19, 2003
                                                                          Page 2


        In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the "Reviewed Documents"):

        (1) the Registration Statement;

        (2) the Prospectus;

        (3) the Prospectus Supplement;

        (4) the Second Amended and Restated Declaration of Trust of EQR, dated May 30, 1997, as amended (the "EQR Declaration of Trust");

        (5) the Articles Supplementary to the Declaration of Trust relating to the Preferred Shares as filed with the Department of Assessments and Taxation of the State of Maryland (the "MSDAT") on or about June 19, 2003;

        (6) the Fifth Amended and Restated Limited Partnership Agreement of ERP Operating Limited Partnership, dated August 1, 1998 (the "ERP Operating Limited Partnership Agreement");

        (7) the Fourth Amended and Restated Bylaws of the EQR, adopted March 22, 2001 (the "EQR Bylaws"); and

        (8) such other documents as may have been presented to us by EQR from time to time.

        For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made "to the best of our knowledge" or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of EQR, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the Reviewed Documents in a material way.

        In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of




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                                                               Board of Trustees
                                                              Equity Residential
                                                                   June 19, 2003
                                                                          Page 3


all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

         The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the United States Department of the Treasury ("Regulations") (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service ("IRS") except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

         In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:

                  (i) EQR, ERP Operating Limited Partnership and their respective subsidiaries will each be operated in the manner described in the EQR Declaration of Trust, the EQR Bylaws, the ERP Operating Limited Partnership Agreement, the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

                  (ii) EQR is a duly formed real estate investment trust under the laws of the State of Maryland;

                  (iii) ERP Operating Limited Partnership is a duly organized and validly existing limited partnership under the laws of the state of Illinois; and

                  (iv) There has been no change in the applicable laws of the State of Maryland, the State of Illinois, or in the Code, the Regulations, and the interpretations of the Code and Regulations by the courts and the IRS, all as they are in effect and exist at the date of this letter.

         With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or


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                                                               Board of Trustees
                                                              Equity Residential
                                                                   June 19, 2003
                                                                          Page 4


assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. Moreover, the qualification and taxation of EQR as a real estate investment trust (a "REIT") depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of EQR for any one taxable year will satisfy such requirements.

         Based upon and subject to the foregoing, it is our opinion that the discussion in the Prospectus Supplement under the heading "Additional Federal Income Tax Considerations," to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct in all materials respects.

         The foregoing opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to EQR or ERP Operating Limited Partnership, or to any investment therein.

         For a discussion relating the law to the facts and the legal analysis underlying the opinion set forth in this letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the discussion in the Prospectus Supplement under the heading "Additional Federal Income Tax Considerations." We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.


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                                                               Board of Trustees
                                                              Equity Residential
                                                                   June 19, 2003
                                                                          Page 5




         This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, nor be filed with, or furnished to, any other person or entity in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended, pursuant to Item 601(b)(8) of Regulation S-K, 17 C.F.R ss. 229.601(b)(8), and the reference to Piper Rudnick contained under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,

                                                     PIPER RUDNICK


                                                     /s/ PIPER RUDNICK